Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.01 per share	457(r)	6,052,631 (1)	$85.50	$517,499,950	$110.20 per $1,000,000	$57,029 (2)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$517,499,950	—	$57,029
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$57,029

(1)	Includes 789,473 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)	The registration fee relates to the Registration Statement on Form S-3 (File No. 333-260602) filed by the Registrant on October 29, 2021.